Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X of the Exchange Act. The unaudited pro forma condensed combined financial information present the pro forma effects of (i) the Merger (as defined below), (ii) the other transactions contemplated by the Merger Agreement (as defined below), (iii) the issuance of a special grant of equity awards by Uniti Group Inc. (“Uniti”) in connection with the Merger Agreement (as described in the Special Equity Grants section below), and (iv) the issuance of $300.0 million senior secured notes by Uniti and Uniti’s assumed draw of $220.0 million on its revolving credit facility (as described in the Financing section below) (collectively, the “Transactions”).

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the unaudited historical condensed consolidated balance sheet of Uniti and the unaudited historical condensed consolidated balance sheet of Windstream Holdings II, LLC (“Windstream”) on a pro forma basis as if the Transactions had been consummated on June 30, 2024.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024, and for the year ended December 31, 2023 give effect to the Transactions as if they had been consummated on January 1, 2023, the first day of Uniti’s fiscal year 2023, and combines the historical results of Uniti and Windstream. The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2024 combines the unaudited historical condensed consolidated statements of income of Uniti and Windstream for the six months ended June 30, 2024. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 combines the audited historical consolidated statements of income of Uniti and Windstream for the year ended December 31, 2023.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent Uniti management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The unaudited historical condensed consolidated financial statements of Uniti as of and for the six months ended June 30, 2024, and the related notes set forth in the Quarterly Report on the Form 10-Q filed with the Securities Exchange Commission (the “SEC”) on August 1, 2024;

•	The audited historical consolidated financial statements of Uniti as of and for the year ended December 31, 2023, and the related notes set forth in the Annual Report on the Form 10-K filed with the SEC on February 29, 2024;

•	The unaudited historical condensed consolidated financial statements of Windstream as of and for the six months ended June 30, 2024 and the related notes furnished as Exhibit 99.2 to the accompanying Current Report on Form 8-K;

•	The audited historical consolidated financial statements of Windstream for the year ended December 31, 2023 and the related notes previously included in the Registration Statement on Form S-4 of Windstream Parent, Inc. (“New Uniti”), filed on July 29, 2024 with the SEC;

•	Uniti’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in the Quarterly Report on the Form 10-Q filed with the SEC on August 1, 2024 and in the Annual Report on the Form 10-K filed with the SEC on February 29, 2024; and

•	Windstream’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for the six months ended June 30, 2024 furnished as Exhibit 99.3 to the accompanying Current Report on Form 8-K and for the year ended December 31, 2023 previously included in the Registration Statement on Form S-4 of Windstream Parent, Inc., filed on July 29, 2024 with the SEC.

Description of the Merger

Uniti and Windstream entered into the Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti and Windstream, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides for the combination of Uniti and Windstream that will result in New Uniti becoming the parent company of both Uniti and Windstream (the “Merger”).

Prior to the closing of the Merger (the “Closing’), Uniti and Windstream have each agreed to undertake certain transactions in furtherance of the pre-Closing reorganizations contemplated by the Merger Agreement.

Prior to the Closing, Windstream intends to commence a rights offering (the “Windstream Rights Offering”) pursuant to which all Windstream equityholders will be offered the right to purchase penny warrants of Windstream (the Rights Offering Warrants”). The Rights Offering Warrants will have substantially the same terms as the outstanding units of Windstream (including a right of first refusal and transfer restrictions) and will be exercised automatically immediately prior to the Closing of the Merger, subject to regulatory approvals. Concurrently with the commencement of the Windstream Rights Offering, Windstream will launch a tender offer (the “Windstream Tender Offer”) pursuant to which Windstream will offer to purchase all outstanding units of Windstream from Windstream equityholders. The proceeds from the Windstream Rights Offering will be used to fund the Windstream Tender Offer. Accordingly, it is anticipated that the impact of the Windstream Rights Offering and the Windstream Tender Offer will be contained within Windstream’s historical equity, with no net impact to Windstream’s historical cash. As the number of Rights Offering Warrants to be issued and the number of outstanding units of Windstream to be repurchased are not yet known and are subject to change, the Windstream Rights Offering and the Windstream Tender Offer are not reflected in this unaudited pro forma condensed combined financial information.

In connection with the Pre-Closing Windstream Reorganization (as defined in the Merger Agreement), New Windstream LLC, a wholly owned subsidiary of Windstream formed prior to the signing of the Merger Agreement, will elect to be treated as a corporation for U.S. federal income tax purposes following the formation of New Windstream Holdings II. Thereafter, Windstream will merge with and into New Windstream Holdings II, with New Windstream Holdings II surviving the merger as the successor to Windstream (the “F-Reorg Merger”). In connection with the F-Reorg Merger, Windstream equityholders will receive common units of New Windstream LLC and warrants exchangeable for common units of New Windstream LLC, and New Windstream Holdings II (as successor to Windstream) will be automatically released from, and New Windstream LLC will be joined to, the Merger Agreement. The F-Reorg Merger represents a capital restructuring of Windstream, in which the impact is anticipated to be contained within Windstream’s historical equity and thus have no impact to the unaudited pro forma condensed combined financial information of the combined company.

At the Closing but prior to the effective time of the Merger (the “Effective Time”), as a result of the Internal Reorg Merger (as defined in the Merger Agreement), each New Windstream LLC equityholder will receive, in exchange for such equityholder’s units and penny warrants of New Windstream LLC, its pro rata portion of (i) a number of shares of New Uniti common stock (“New Uniti Common Stock”), (ii) warrants of New Uniti (exercisable three years after issuance or, if earlier, upon any change of control of New Uniti or the redemption of the corresponding New Uniti Preferred Stock) representing approximately 6.9% of the outstanding New Uniti Common Stock, after giving effect to certain issuances of securities of New Uniti and excluding certain other securities to properly apportion dilution (all such shares of New Uniti Common Stock outstanding at such time, the “Pro Forma Share Total”, and the warrants, the “New Uniti Warrants”), (iii) shares of preferred stock of New Uniti having an aggregate initial liquidation preference of $575,000,000 (“New Uniti Preferred Stock”) and (iv) the right to receive their respective pro rata portion of $425,000,000, less certain transaction expenses (the “Closing Cash Payment”), which is contingent upon the occurrence of the Closing.

Pursuant to the Merger Agreement, at the Effective Time, Merger Sub (as defined in the Merger Agreement) will merge with and into Uniti with Uniti continuing as the surviving company. As a result of the Merger, each issued and outstanding share of Uniti’s common stock, par value $0.0001 per share (“Uniti Common Stock”) will automatically be (i) converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement), without interest and subject to any withholding of taxes required by applicable law and (ii) cancelled and cease to have any rights except the right to receive the New Uniti Common Stock upon surrender thereof. The Exchange Ratio, which is subject to adjustments based on shares outstanding at the Closing, is calculated to be approximately 0.6197 as of July 25, 2024. Each outstanding share of Uniti Common Stock at the Effective Time would be converted into approximately 0.6197 shares of New Uniti Common Stock resulting in a reverse stock split to Uniti shareholders. Refer to Note 9 for discussions on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share.

As a result of the Pre-Closing Windstream Reorganization as well as the Merger, all surviving Windstream equityholders will have their historical Windstream equity exchanged for New Uniti Common Stock, New Uniti Preferred Stock, and New Uniti Warrants. In addition, and as a result of the Merger, all historical Uniti stockholders will have Uniti Common Stock exchanged for New Uniti Common Stock in accordance with the Exchange Ratio.

Special Equity Grants

On May 16, 2024, the Compensation Committee (the “Committee”) of the Uniti Board of Directors approved a special grant of Uniti PSU Awards (the “Special PSU Awards”) and Uniti Restricted Stock Awards (the “Special Restricted Stock Awards”) to certain Uniti executive officers and employees (the “Special Equity Grants”). The Special Restricted Stock Awards will vest as to 20%, 30% and 50% on the first, second and third anniversaries of the Closing, respectively. The Special PSU Awards will vest between 0% and 200% of the target amount based on performance over the three-year period following the Closing. These special grants are designed to create additional incentives that extend beyond the stockholder return objectives and time frame of previously granted equity awards, with the goal of driving outstanding levels of performance and value creation during the three-year period after the Closing.

Financing

On May 17, 2024, certain subsidiaries of Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028, and Uniti intends to use the proceeds to fund a portion of the Closing Cash Payment in connection with the Merger.

Uniti’s obligation under the Merger Agreement to consummate the Merger, including paying the Closing Cash Payment, is not conditioned on Uniti having sufficient available cash and access to liquidity to fund the Closing Cash Payment. While Uniti believes it will be able to fund the Closing Cash Payment in full, there can be no assurance that Uniti will have access to sufficient cash when it is required to make such payment under the Merger Agreement. For the purposes of preparing this pro forma financial information, it is assumed that Uniti will fund the remaining portion of the Closing Cash Payment with borrowings of $220.0 million under their revolving credit facility that will mature on September 24, 2027 (“Revolving Credit Facility”). See Uniti’s historical financial statements and the related notes for additional information on the Revolving Credit Facility.

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse merger using the acquisition method of accounting, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805 (“ASC 805”), with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Uniti has been determined to be the accounting acquirer primarily based on an evaluation of the following facts and circumstances:

•	Uniti’s existing stockholders will hold the majority (approximately 62%) voting interest in New Uniti immediately following the consummation of the Merger;

•	Uniti’s existing five-member board of directors will comprise the majority of the nine-member board of directors of New Uniti;

•	Uniti’s existing senior management team (consisting of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Executive Vice President – General Counsel and Secretary, Executive Vice President – Chief Technology Officer and Senior Vice President and Chief Revenue Officer) will comprise the senior management of New Uniti;

•	Uniti is the entity that will transfer cash to effectuate the Merger; and

•	Upon the consummation of the Merger, New Uniti will be renamed Uniti Group Inc. and is expected to trade under the Nasdaq ticker “UNIT.”

ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire Windstream will be allocated to the assets acquired and liabilities assumed of Windstream based upon preliminary estimated fair values. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill. The net assets of Uniti will continue to be recognized at historical cost. Because Uniti is treated as the accounting acquirer, prior period financial information presented in the New Uniti financial statements will reflect the historical activity of Uniti.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of certain assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences between the preliminary amounts and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2024

(In thousands)

	Uniti (Historical, as Reclassified) (Note 3)	Windstream (Historical, as Adjusted) (Note 4)	Accounting Policy and Reclassification Adjustments (Note 5)		Merger Transaction Accounting Adjustments (Note 6)		Settlement of Pre-Existing Relationships Adjustments (Note 7)	Financing Adjustments (Note 8)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$118,763	$96,393	$-		$(243,110)	6D	$(185,890)	$220,000	8A	$6,156
Restricted cash	12,728	5,325	-		-		-	-		18,053
Accounts receivable, net	56,654	325,932	-		-		(4,013)	-		378,573
Inventories	-	168,607	-		-		-	-		168,607
Prepaid expenses	12,292	146,322	-		(61,630)	6I	-	-		96,984
Other current assets	12,997	186,809	-		-		4,644	-		204,450
Total current assets	213,434	929,388	-		(304,740)		(185,259)	220,000		872,823
Property, plant and equipment, net	4,092,799	3,504,460	-		(445,860)	6E	-	-		7,151,399
Intangible assets, net	290,264	263,009	-		751,291	6F	-	-		1,304,564
Goodwill	157,380	-	-		332,432	6J	-	-		489,812
Operating lease right-of-use assets, net	128,837	335,998	-		(1,700)	6H	(13,151)	-		449,984
Other assets, net	118,736	90,008	-		(4,535)	6G	(95,482)	-		66,359
					(42,368)	6I
Deferred income tax assets, net	117,780	-	-		(117,780)	6K	-	-		-
Total Assets	$5,119,230	$5,122,863	$-		$166,740		$(293,892)	$220,000		$10,334,941
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Current liabilities:
Accounts payable	$4,931	$149,745	$-		$79,119	6B	$(249)	-		$279,993
					46,447	6C
Accrued taxes	11,199	64,382	-		-		-	-		75,581
Advance payments	-	139,492	(139,492)	5A	-		-	-		-
Accrued interest payable	142,227	41,947	-		-		-	-		184,174
Dividends payable	1,134	-	-		-		-	-		1,134
Current portion of long-term debt	-	7,500	-		38	6G	-	-		7,538
Current portion of finance lease obligations	2,614	-	3,469	5B	-		-	-		6,083
Current portion of operating lease liabilities	12,086	94,814	-		-		(252)	-		106,648
Deferred revenue	81,058	-	139,492	5A	-		(51,071)	-		169,479
Other current liabilities	45,055	356,460	(3,469)	5B	-		(7,329)	-		390,717
Total current liabilities	300,304	854,340	-		125,604		(58,901)	-		1,221,347
Long-term deferred revenue	1,161,107	-	85,840	5A	-		(894,647)	-		352,300
Deferred income taxes	-	195,742	-		18,858	6K	-	-		214,600
Intangible liabilities, net	151,050	-	-		-		(143,000)	-		8,050
Settlement payable	118,232	-	-		-		(118,232)	-		-
Operating lease liabilities	67,726	242,005	-		-		(8,475)	-		301,256
Finance lease obligations	15,496	-	2,449	5B	-		-	-		17,945
Notes and other debt, net	5,771,809	2,319,342	-		(41,683)	6G	-	220,000	8A	8,269,468
Other liabilities	25,920	381,762	(85,840)	5A	-		-	-		319,393
			(2,449)	5B
Total Liabilities	7,611,644	3,993,191	-		102,779		(1,223,255)	220,000		10,704,359
Shareholders’ Deficit:
Preferred stock	-	-	-		1	6D	-	-		1
Common stock	24	-	-		9	6D	-	-		24
					(9)	6M
Equity units	-	1,463,002	-		(1,463,002)	6L	-	-		-
Additional paid-in capital	1,228,527	8,293	-		165	6A	-	-		2,501,443
					1,272,742	6D
					(8,293)	6L
					9	6M
Accumulated other comprehensive income/(loss)	136	19,691	-		(19,691)	6L	-	-		136
Accumulated deficit	(3,722,066)	(361,314)	-		800	6A	929,363	-		(2,871,022)
					(79,119)	6B
					(46,447)	6C
					407,761	6L
Total shareholders’ deficit	(2,493,379)	1,129,672	-		64,926		929,363	-		(369,418)
Noncontrolling interests:
Operating partnership units	715	-	-		(715)	6A	-	-		-
Cumulative non-voting convertible preferred stock	250	-	-		(250)	6A	-	-		-
Total Shareholders’ Deficit	(2,492,414)	1,129,672	-		63,961		929,363	-		(369,418)
Total Liabilities and Shareholders’ Deficit	$5,119,230	$5,122,863	$-		$166,740		$(293,892)	$220,000		$10,334,941

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the six months ended June 30, 2024

(In thousands, except per share data)

	Uniti (Historical, as Reclassified) (Note 3)		Windstream (Historical, as Adjusted) (Note 4)	Merger Transaction Accounting Adjustments (Note 6)		Settlement of Pre- Existing Relationships Adjustments (Note 7)		Financing Adjustments (Note 8)		Pro Forma Combined
Revenues
Service and other revenues	$573,585		$1,888,364	$-		$(405,568)		$-		$2,056,381
Sales revenues	7,780		34,498					-		42,278
Total revenue	581,365		1,922,862	-		(405,568)		-		2,098,659
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	65,723		818,317	(146)	6FF	(4,727)		-		868,262
				(10,905)	6GG
Cost of sales	6,511		25,087			-		-		31,598
General and administrative expense	53,849		351,738	(31,549)	6GG	-		-		376,204
				2,166	6HH
Depreciation and amortization	155,537		408,524	(221,397)	6CC	-		-		353,088
				10,424	6DD
Transaction related and other costs	16,664		-	-		-		-		16,664
Net (gain) loss on asset retirement and dispositions	-		6,253	-		-		-		6,253
Net (gain) loss on sale of operating assets	(18,999)		(103,237)	-		-		-		(122,236)
Total operating expenses	279,285		1,506,682	(251,407)		(4,727)		-		1,529,833
Operating (loss) income	302,080		416,180	251,407		(400,841)		-		568,826
Interest expense, net	(250,686)		(106,380)	2,612	6EE	3,660		(11,877)	8BB	(373,089)
								(10,418)	8AA
Other (expense) income, net	301		1,502	-		-		-		1,803
(Loss) income before income taxes	51,695		311,302	254,019		(397,181)		(22,295)		197,540
Income tax (benefit) expense	(7,934)		83,009	63,505	6KK	(99,295)	6KK	(5,574)	6KK	33,711
Net (loss) income	59,629		228,293	190,514		(297,886)		(16,721)		163,829
Net income (loss) attributable to noncontrolling interests	22		-	(22)	6AA	-		-		-
Net (loss) income attributable to shareholders	59,607		228,293	190,536		(297,886)		(16,721)		163,829
Participating securities’ share in earnings	(1,159)		-	(689)	6II	-		-		(1,848)
Dividends declared on convertible preferred stock	(10)		-	10	6AA	-		-		-
Dividends accumulated on New Uniti preferred stock	-		-	(38,482)	6JJ	-		-		(38,482)
Net (loss) income attributable to common shares	$58,438		$228,293	$151,375		$(297,886)		$(16,721)		$123,499
Earnings per common share
Basic	$0.25
Diluted	$0.25
Weighted-average number of common shares outstanding
Basic	237,121
Diluted	237,121
Pro forma earnings per common share
Basic	$0.40	9A								$0.48	9B
Diluted	$0.40	9A								$0.47	9B
Pro forma weighted-average number of common shares outstanding
Basic	146,944	9A								255,715	9B
Diluted	146,944	9A								289,222	9B

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income
For the year ended December 31, 2023
(In thousands, except per share data)

	Uniti (Historical, as Reclassified) (Note 3)		Windstream (Historical, as Adjusted) (Note 4)	Merger Transaction Accounting Adjustments (Note 6)		Settlement of Pre- Existing Relationships Adjustments (Note 7)		Financing Adjustments (Note 8)		Pro Forma Combined
Revenues
Service and other revenues	$1,133,035		$3,943,284	$-		$(791,410)		$-		$4,284,909
Sales revenues	16,796		38,709	-				-		55,505
Total revenue	1,149,831		3,981,993	-		(791,410)		-		4,340,414
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	132,168		1,779,712	(291)	6FF	(7,734)		-		1,883,906
				(19,949)	6GG
Cost of sales	12,108		40,381	-		-		-		52,489
General and administrative expense	102,732		747,249	79,119	6BB	(161)		-		880,864
				(58,005)	6GG
				9,930	6HH
Depreciation and amortization	310,528		790,751	(396,429)	6CC	-		-		705,681
				831	6DD
Goodwill impairment	203,998		-	-		-		-		203,998
Transaction related and other costs	12,611		-	-		-		-		12,611
Net (gain) loss on asset retirement and dispositions	-		25,195	-		-		-		25,195
Net (gain) loss on sale of operating assets	(2,164)		-	-		-		-		(2,164)
Total operating expenses	771,981		3,383,288	(384,794)		(7,895)		-		3,762,580
Operating (loss) income	377,850		598,705	384,794		(783,515)		-		577,834
Interest expense, net	(512,349)		(209,560)	5,223	6EE	10,506		(31,241)	8BB	(758,257)
								(20,836)	8AA
Other (expense) income, net	(18,386)		(13,813)	-		929,363				897,164
(Loss) income before income taxes and equity in earnings from unconsolidated entities	(152,885)		375,332	390,017		156,354		(52,077)		716,741
Income tax (benefit) expense	(68,474)		100,240	97,504	6KK	39,089	6KK	(13,019)	6KK	155,340
Equity in earnings from unconsolidated entities	(2,662)		-	-		-		-		(2,662)
Net (loss) income	(81,749)		275,092	292,513		117,265		(39,058)		564,063
Net income (loss) attributable to noncontrolling interests	(36)		-	36	6AA			-		-
Net (loss) income attributable to shareholders	(81,713)		275,092	292,477		117,265		(39,058)		564,063
Participating securities’ share in earnings	(1,207)		-	(5,360)	6II	-		-		(6,567)
Dividends declared on convertible preferred stock	(20)		-	20	6AA	-		-		-
Dividends accumulated on New Uniti preferred stock	-		-	(69,888)	6JJ	-		-		(69,888)
Net (loss) income attributable to common shares	$(82,940)		$275,092	$217,249		$117,265		$(39,058)		$487,608
Earnings (loss) per common share
Basic	$(0.35)
Diluted	$(0.35)
Weighted-average number of common shares outstanding
Basic	236,401
Diluted	236,401
Pro forma earnings (loss) per common share
Basic	$(0.57)	9A								$1.91	9B
Diluted	$(0.57)	9A								$1.58	9B
Pro forma weighted-average number of common shares outstanding
Basic	146,498	9A								254,682	9B
Diluted	146,498	9A								368,944	9B

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 assumes the Transactions were completed on June 30, 2024. The unaudited pro forma condensed combined statements of income presented for the six months ended June 30, 2024 and the year ended December 31, 2023 assume the Transactions were completed on January 1, 2023.

As described above, unaudited pro forma condensed combined financial information has been prepared with the Merger being accounted for as a reverse merger using the acquisition method of accounting, pursuant to ASC 805 with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Under the acquisition method of accounting, the purchase consideration will be allocated to Windstream’s assets acquired and liabilities assumed based on their estimated fair values at the Closing, which is currently expected to occur in the second half of 2025. Any differences between the estimated fair value of the assets acquired and liabilities assumed will be recorded to goodwill.

The process of valuing the assets and liabilities of Windstream immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Additionally, under the acquisition method of accounting, the acquirer is required to recognize the consideration transferred at fair value. Because there are shares exchanged as part of the Merger, the preliminary purchase price fluctuates with changes in Uniti’s stock price. As such, the consideration will not be fixed until the Closing. The actual accounting may vary based on final analyses of the valuation of assets acquired and liabilities assumed, which could be material. New Uniti will finalize the accounting for the Merger as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from the Closing.

Both Uniti and Windstream’s historical financial statements were prepared in accordance with GAAP and presented in U.S. dollars. The historical financial information of Uniti has been reclassified, as further discussed in Note 3, to align with the anticipated presentation of New Uniti. Further, the historical financial information of Windstream has been adjusted to conform to the presentation of New Uniti, as further discussed in Note 5.

Prior to the contemplated Transactions, Uniti and Windstream had several pre-existing relationships, which primarily relate to (i) (a) the master lease (the “ILEC MLA”) that governs Uniti owned assets used for Windstream’s incumbent local exchange carrier (“ILEC”) operations and (b) the master lease (the “CLEC MLA” and, together with the ILEC MLA, the “Windstream Leases”) that governs Uniti owned assets used for Windstream’s competitive local exchange carrier (“CLEC”) operations, (ii) the asset purchase agreement, pursuant to which Uniti paid Windstream in exchange for exclusive rights to use certain fiber strand miles leased by Windstream, certain fiber assets (and underlying rights) owned by Windstream, dark fiber indefeasible rights of use (“IRUs”) relating to the fiber strand miles and fiber assets, and a 20-year IRU for certain strands included in the transferred fiber assets that Uniti granted to Windstream (the “Asset Purchase Agreement”), (iii) the settlement agreement, pursuant to which Uniti is obligated to make periodic payments to Windstream related to the litigation settlement between Uniti and Windstream that was implemented in connection with Windstream’s emergence from bankruptcy (the “Settlement Agreement”), and (iv) various other leasing and supplier arrangements between Uniti and Windstream. See Uniti and Windstream’s historical financial statements and the related notes for additional information on the background of the pre-existing relationships between Uniti and Windstream. Upon the consummation of the Transactions, all historical pre-existing relationships between Uniti and Windstream are considered effectively settled for accounting purposes and the related transactions and balances will become intercompany transactions under New Uniti. As such, in accordance with the guidance in ASC 805, all significant intercompany transactions and balances have been eliminated in the unaudited pro forma condensed combined financial information. Refer to Note 4 for adjustments made to Windstream’s historical financial statements to reflect the settlement of pre-existing relationships and Note 7 for discussion on the impact of the settlement of pre-existing relationships and related pro forma adjustments made to Uniti’s historical financial statements.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Uniti believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Uniti believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to Uniti’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Uniti. They should be read in conjunction with the historical financial statements and notes thereto of Uniti and Windstream.

Following the Merger, New Uniti will not qualify as a real estate investment trust for U.S. federal income tax purposes. Uniti is currently seeking a private letter ruling from the Internal Revenue Service (the “IRS”) with respect to certain tax consequences of post-closing restructuring transactions Uniti expects to carry out following the Merger. As the outcome of the private letter ruling is pending, the related tax impact is currently uncertain and unknown, and hence not reflected within the pro forma financial information. Upon resolution of the private letter ruling, Uniti’s management will perform a comprehensive review of the tax impact of the post-closing restructuring transactions. As a result of the review, Uniti’s management may identify additional adjustments that could have a material impact on the financial statements of New Uniti, including but not limited to New Uniti’s provision for income taxes which as reflected in the pro forma financial information does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.

Note 2. Preliminary Purchase Consideration and Preliminary Purchase Price Allocation of the Merger

Estimated preliminary purchase consideration

The estimated preliminary merger consideration of $1,515.9 million is calculated based on the fair value of the consideration expected to be transferred, which includes the estimated fair value of New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants to be issued, the estimated cash consideration, and the estimated effective settlement of pre-existing relationships. The calculation of the merger consideration is as follows:

Amount
(in thousands)
Estimated fair value of New Uniti Common Stock to be issued (i)	$638,997
Estimated fair value of New Uniti Preferred Stock to be issued (ii)	506,391
Estimated fair value of New Uniti Warrants to be issued (iii)	127,364
Estimated cash consideration (iv)	429,000
Settlement of pre-existing relationships (v)	(185,890)
Total estimated merger consideration	$1,515,862

(i)	Represents the estimated fair value of approximately 90.0 million shares of New Uniti Common Stock estimated to be issued to Windstream equityholders. As this Merger is accounted for as a reverse acquisition, the fair value of the common stock transferred is measured based upon: (a) the implied fair value per share of New Uniti Common Stock, which is based on the Uniti Common Stock price divided by the Exchange Ratio to take into consideration the relative percentage of equity interests in the combined entity that results from the reverse acquisition, and (b) the number of Windstream common units outstanding pre-close, as follows:

Uniti Common Stock price at August 27, 2024	$4.40
Exchange Ratio*	0.6197
Implied New Uniti Common Stock price	$7.10
Windstream common units outstanding pre-close	89,996,866
Estimated fair value of New Uniti Common Stock issued in consideration	$638,996,630

* The Exchange Ratio, as defined in the Merger Agreement, is calculated as of July 25, 2024 and is subject to adjustments based on shares outstanding at the Closing.

(ii)	Represents the estimated fair value of approximately 0.6 million shares of New Uniti Preferred Stock estimated to be issued to Windstream equityholders. The value of the Preferred Stock was estimated using a Black-Derman-Toy lattice model to account for the features of the New Uniti Preferred Stock, as well as the risk associated with the New Uniti Preferred Stock, which are captured through the risk free rate term structure and the credit risk adjusted spread.

(iii)	Represents the estimated fair value of approximately 18.0 million New Uniti Warrants estimated to be issued to Windstream equityholders. The calculated intrinsic value using the market price of Uniti Common Stock as of August 27, 2024 was considered as a reasonable proxy of the value of the New Uniti Warrants.

(iv)	Represents the estimated cash consideration to be paid, consisting of the Closing Cash Payment and other components as defined in the Merger Agreement.

(v)	Represents the amounts related to the effective settlement of pre-existing relationships as of June 30, 2024 between Uniti and Windstream, which are not part of the Merger consideration transferred for Windstream as the effective settlement of pre-existing relationships between Uniti and Windstream are recognized and accounted for separately from the Merger. Refer to Note 7 for further details on the pre-existing relationships and the amounts that are being settled.

Preliminary purchase price allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Windstream are recorded at their fair value and added to those of Uniti. The pro forma adjustments are based on estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The following table sets forth a preliminary allocation of the purchase consideration of the identifiable tangible and intangible assets acquired and liabilities assumed of Windstream, adjusted for reclassification alignments to that of Uniti’s historical financial information, as discussed further in Note 5, and for elimination adjustments related to pre-existing relationship balances with Uniti, as discussed further in Note 4, with the excess recorded as goodwill:

Amount (in thousands)
Cash and cash equivalents	$96,393
Restricted cash and cash equivalents	5,325
Accounts receivable	325,932
Inventories	168,607
Prepaid expenses	84,692
Other current assets	186,809
Property, plant and equipment	3,058,600
Intangible assets	1,014,300
Operating lease right-of-use assets	334,298
Other assets	43,105
Total assets	$5,318,061
Accounts payable	196,192
Accrued taxes	64,382
Advance payments	139,492
Accrued interest payable	41,947
Current portion of long-term debt	7,538
Current portion of operating lease liabilities	94,814
Other current liabilities	356,460
Deferred income taxes	332,380
Operating lease liabilities	242,005
Notes and other debt	2,277,659
Other liabilities	381,762
Total liabilities	$4,134,631
Net assets acquired (a)	$1,183,430
Estimated purchase consideration (b)	$1,515,862
Estimated goodwill (b) – (a)	$332,432

Preliminary purchase consideration noted in the table above was estimated based on Uniti Common Stock using a stock price of $4.40, the closing price as of August 27, 2024. At this stock price, the allocation of total estimated purchase consideration results in goodwill of $332.4 million, as detailed in the table above. The actual merger consideration will depend on the per share price of Uniti Common Stock at the Closing, and therefore, will fluctuate with the market price of Uniti Common Stock until the Transactions are consummated. As a measure of sensitivity on total purchase consideration, a change of 10% to the stock price used would change the preliminary purchase consideration by approximately +/- $76.7 million.

Preliminary property, plant and equipment assumed consists of the following:

Property, plant and equipment	Approximate Fair Value (in thousands)	Estimated Useful Lives
Land	$84,800	Indefinite
Buildings and improvements	452,500	1 - 28 years
Central office equipment	1,081,500	4 - 7 years
Outside communications plant	781,300	1 - 23 years
Furniture, vehicles and other equipment	332,900	1 - 10 years
Construction in progress	325,600	N/A
Total property, plant and equipment	$3,058,600

In determining the estimated fair value of the tangible assets, the cost approach was used, which considers cost to a market participant buyer to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence, including economic obsolescence, which accounts for external conditions and decline in the market demand. The economic obsolescence identified in the valuation resulted in a fair value adjustment of $445.9 million to Windstream’s property, plant, and equipment. The analysis was based on the fixed asset subledger, financial data and supplementary descriptive data provided by Windstream.

Preliminary identifiable intangibles assumed consist of the following:

Intangible assets	Approximate Fair Value (in thousands)	Estimated Useful Lives
FCC Spectrum licenses	$78,900	Indefinite
Right of way	42,400	10.6 years
IPv4 addresses	410,000	15 - 20 years
Customer relationships	375,000	8 - 11 years
Trade names	108,000	1 - 20 years
Total intangible assets	$1,014,300

For spectrum licenses, given the recency of acquisition in a competitive auction fair value was assumed to be equal to book value. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. For the right of way asset, given the recency of the agreement execution at market, fair value was assumed to be equal to book value. The fair value of the IPv4 addresses was determined using a “market approach,” based on observable recent auction prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets. The fair value of the customer relationships intangible was determined using an “income approach,” specifically a multi-period excess earnings approach. The fair value of the trademarks and trade names was determined using an “income approach,” specifically the relief-from-royalty method.

Preliminary assumed debt consists of Windstream’s super senior incremental term loan due February 23, 2027, senior secured term loan facility due September 21, 2027, and senior first lien notes due August 15, 2028. The fair value of assumed debt is $2.3 billion. The fair value of the debt assumed was measured based on either observed market prices in an inactive market or based on current market interest rates applicable to the related debt instrument.

Preliminary assumed right-of-use assets were measured at an amount equal to the lease liability, adjusted by $1.7 million for favorable or unfavorable terms of the lease when compared with market terms. In determining the fair value of leased real property, the income approach was performed on material leasehold intangibles to assess above/below market leasehold value.

Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually or more frequently if indicators of impairment exist. Goodwill recognized in the Merger is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation of the Merger will be based on Windstream’s net assets acquired as of the Closing. The purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing. Therefore, the actual allocations may differ from the pro forma adjustments presented.

Note 3. Adjustments to Uniti Historical Financial Information

Uniti has previously presented unclassified financial information and New Uniti will present classified financial information. Therefore, reclassification adjustments are made below to reclassify Uniti balances in a classified format. In addition, other reclassification adjustments to disaggregate certain financial statement line items are made to conform with the expected New Uniti presentation. These reclassifications have no effect on previously reported total assets, total liabilities and total shareholders’ deficit.

Presented below are the adjustments made to Uniti’s balance sheet as of June 30, 2024 in order to conform with the expected New Uniti presentation:

(in thousands, except par value)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
ASSETS
Property, plant and equipment, net	$4,092,799			$4,092,799
Cash and cash equivalents	118,763			118,763
Restricted cash and cash equivalents	12,728			12,728
Accounts receivable, net	56,654			56,654
Goodwill	157,380			157,380
Intangible assets, net	290,264			290,264
Straight-line revenue receivable	101,710	(101,710)	3A	-
Operating lease right-of-use assets, net	128,837			128,837
Derivative asset	1,616	(1,616)	3B	-
Other assets, net	40,699	101,710	3A	118,736
		1,616	3B
		(25,289)	3C
Other current assets	-	12,997	3C	12,997
Prepaid expenses	-	12,292	3C	12,292
Deferred income tax assets, net	117,780	-		117,780
Total Assets	$5,119,230	$-		$5,119,230
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Accounts payable, accrued expenses and other liabilities, net	$87,105	(87,105)	3D	$-
Accounts payable	-	4,931	3D	4,931
Accrued taxes	-	11,199	3D	11,199
Other current liabilities	-	45,055	3D	45,055
Other liabilities	-	25,920	3D	25,920
Settlement payable	118,232			118,232
Intangible liabilities, net	151,050			151,050
Accrued interest payable	142,227			142,227
Deferred revenue	1,242,165	(1,161,107)	3E	81,058
Long-term deferred revenue	-	1,161,107	3E	1,161,107
Dividends payable	1,134			1,134
Operating lease liabilities	79,812	(12,086)	3F	67,726
Current portion of operating lease liabilities	-	12,086	3F	12,086
Finance lease obligations	18,110	(2,614)	3G	15,496
Current portion of finance lease obligations	-	2,614	3G	2,614
Notes and other debt, net	5,771,809			5,771,809
Total Liabilities	7,611,644	-		7,611,644
Shareholders' Deficit:
Preferred stock $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	-	-		-
Common stock $0.0001 par value, 500,000 shares authorized, issued and outstanding: 237,353 shares at June 30, 2024	24	-		24
Additional paid-in capital	1,228,527	-		1,228,527
Accumulated other comprehensive loss	136	-		136
Distributions in excess of accumulated earnings	(3,722,066)	-		(3,722,066)
Total Uniti shareholders' deficit	(2,493,379)	-		(2,493,379)
Noncontrolling interests:
Operating partnership units	715	-		715
Cumulative non-voting convertible preferred stock, $0.01 par value, 6 shares authorized, 3 issued and outstanding	250	-		250
Total Shareholders' Deficit	(2,492,414)	-		(2,492,414)
Total Liabilities and Shareholders' Deficit	$5,119,230	$-		$5,119,230

Presented below is Uniti’s historical, as reclassified, balance sheet as of June 30, 2024 reordered to conform with the expected New Uniti presentation:

(in thousands, except par value)	Uniti (Historical, as Reclassified)
ASSETS
Current assets:
Cash and cash equivalents	$118,763
Restricted cash and cash equivalents	12,728
Accounts receivable, net	56,654
Prepaid expenses	12,292
Other current assets	12,997
Total current assets	213,434
Property, plant and equipment, net	4,092,799
Intangible assets, net	290,264
Goodwill	157,380
Operating lease right-of-use assets, net	128,837
Other assets, net	118,736
Deferred income tax assets, net	117,780
Total Assets	$5,119,230
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Accounts payable	$4,931
Accrued taxes	11,199
Accrued interest payable	142,227
Dividends payable	1,134
Current portion of finance lease obligations	2,614
Current portion of operating lease liabilities	12,086
Deferred revenue	81,058
Other current liabilities	45,055
Total current liabilities	300,304
Long-term deferred revenue	1,161,107
Intangible liabilities, net	151,050
Settlement payable	118,232
Operating lease liabilities	67,726
Finance lease obligations	15,496
Notes and other debt, net	5,771,809
Other liabilities	25,920
Total Liabilities	7,611,644
Shareholders' Deficit:
Preferred stock $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	-
Common stock $0.0001 par value, 500,000 shares authorized, issued and outstanding: 237,353 shares at June 30, 2024	24
Additional paid-in capital	1,228,527
Accumulated other comprehensive loss	136
Distributions in excess of accumulated earnings	(3,722,066)
Total Uniti shareholders' deficit	(2,493,379)
Noncontrolling interests:
Operating partnership units	715
Cumulative non-voting convertible preferred stock, $0.01 par value, 6 shares authorized, 3 issued and outstanding	250
Total Shareholders' Deficit	(2,492,414)
Total Liabilities and Shareholders' Deficit	$5,119,230

The adjustments below are made to reclassify Uniti income statement balances to align with the expected presentation of New Uniti. These reclassifications have no effect on previously reported total revenue, total costs and expenses, or net income attributable to common shares.

Presented below are the reclassification adjustments made to Uniti’s income statement for the six months ended June 30, 2024:

(in thousands)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Revenues
Uniti Leasing (Rentals)	$432,633	$(432,633)	3AA	$-
Uniti Fiber (Rentals)	24,826	(24,826)	3AA	-
Uniti Leasing (Service)	3,274	(3,274)	3AA	-
Uniti Fiber (Service)	120,632	(112,852)	3AA	-
		(7,780)	3BB
Service and other revenues	-	573,585	3AA	573,585
Sales revenues	-	7,780	3BB	7,780
Total revenue	581,365	-		581,365
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	-	65,723	3CC	65,723
Cost of sales	-	6,511	3CC	6,511
Operating expense (exclusive of depreciation and amortization)	72,234	(72,234)	3CC	-
General and administrative expense	53,849	-		53,849
Depreciation and amortization	155,537	-		155,537
Transaction related and other costs	16,664	-		16,664
Gain on sale of real estate	(18,999)	18,999	3DD	-
Net (gain) loss on sale of operating assets	-	(18,999)	3DD	(18,999)
Total operating expenses	279,285	-		279,285
Operating (loss) income	302,080	-		302,080
Interest expense, net	(250,686)	-		(250,686)
Other (expense) income, net	301	-		301
(Loss) income before income taxes	51,695	-		51,695
Income tax (benefit) expense	(7,934)	-		(7,934)
Net (loss) income	59,629	-		59,629
Net (loss) income attributable to noncontrolling interests	22	-		22
Net (loss) income attributable to shareholders	59,607	-		59,607
Participating securities' share in earnings	(1,159)	-		(1,159)
Dividends declared on convertible preferred stock	(10)	-		(10)
Net (loss) income attributable to common shares	$58,438	$-		$58,438

Presented below are the reclassification adjustments made to Uniti’s income statement for the year ended December 31, 2023:

(in thousands)	Uniti (Historical)	Adjustments to Reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Revenues
Uniti Leasing (Rentals)	$845,925	$(845,925)	3AA	$-
Uniti Fiber (Rentals)	65,903	(65,903)	3AA	-
Uniti Leasing (Service)	6,847	(6,847)	3AA	-
Uniti Fiber (Service)	231,156	(214,360)	3AA	-
		(16,796)	3BB
Service and other revenues	-	1,133,035	3AA	1,133,035
Sales revenues	-	16,796	3BB	16,796
Total revenue	1,149,831	-		1,149,831
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	-	132,168	3CC	132,168
Cost of sales	-	12,108	3CC	12,108
Operating expense (exclusive of depreciation, accretion and amortization)	144,276	(144,276)	3CC	-
General and administrative expense	102,732	-		102,732
Depreciation and amortization	310,528	-		310,528
Goodwill impairment	203,998	-		203,998
Transaction related and other costs	12,611	-		12,611
Gain on sale of real estate	(2,164)	2,164	3DD	-
Net (gain) loss on sale of operating assets	-	(2,164)	3DD	(2,164)
Total operating expenses	771,981	-		771,981
Operating (loss) income	377,850	-		377,850
Interest expense, net	(512,349)	-		(512,349)
Other (expense) income, net	(18,386)	-		(18,386)
(Loss) income before income taxes and equity in earnings from unconsolidated entities	(152,885)	-		(152,885)
Income tax (benefit) expense	(68,474)	-		(68,474)
Equity in earnings from unconsolidated entities	(2,662)	-		(2,662)
Net (loss) income	(81,749)	-		(81,749)
Net (loss) income attributable to noncontrolling interests	(36)	-		(36)
Net (loss) income attributable to shareholders	(81,713)	-		(81,713)
Participating securities' share in earnings	(1,207)	-		(1,207)
Dividends declared on convertible preferred stock	(20)	-		(20)
Net (loss) income attributable to common shares	$(82,940)	$-		$(82,940)

Adjustments to Uniti’s Historical Balance Sheet

A.	Represents the reclassification of Uniti’s Straight-line revenue receivable to Other assets, net.

B.	Represents the reclassification of Uniti’s Derivative asset to Other assets, net.

C.	Represents the reclassification of Uniti’s current portion of other assets from Other assets, net to Other current assets and Prepaid expenses.

D.	Represents the reclassification of Uniti’s Accounts payable, accrued expenses and other liabilities, net to Accounts payable, Accrued taxes, Other current liabilities, and Other liabilities.

E.	Represents the reclassification of Uniti’s noncurrent portion of deferred revenue from Deferred revenue to Long-term deferred revenue.

F.	Represents the reclassification of Uniti’s current portion of operating lease liabilities from Operating lease liabilities to Current portion of operating lease liabilities.

G.	Represents the reclassification of Uniti’s current portion of finance lease obligations from Finance lease obligations to Current portion of finance lease obligations.

Adjustments to Uniti’s Historical Statements of (Loss) Income

AA.	Represents the reclassification of Uniti’s rental and service revenues from Uniti Leasing (Rentals), Uniti Fiber (Rentals), Uniti Leasing (Service) and Uniti Fiber (Service) to Service and other revenues.

BB.	Represents the reclassification of Uniti’s sales revenue from Uniti Fiber (Service) to Sales revenues.

CC.	Represents the reclassification of Uniti’s cost of services and other revenues and cost of sales from Operating expense to Cost of services and other revenues and Cost of sales.

DD.	Represents the reclassification of Uniti’s Gain on sale of real estate to Net (gain) loss on sale of operating assets.

Note 4. Adjustments to Windstream Historical Financial Information

Windstream’s historical financial statements include certain historical balances related to pre-existing relationships with Uniti. As all historical pre-existing relationships between Uniti and Windstream will be considered effectively settled and the related transactions and balances will become intercompany transactions under New Uniti, all balances related to pre-existing relationships were identified and eliminated from the historical Windstream financial statements. The adjustments to income tax expense are estimated based on a blended statutory tax rate and do not reflect actual tax rates, as discussed further in Note 6LL.

Presented below are the adjustments made to Windstream’s balance sheet as of June 30, 2024 to present Windstream’s historical balances adjusted for the elimination of pre-existing relationship balances with Uniti:

(in thousands)	Windstream (Historical)	Adjustments to Eliminate Balances from Pre-Existing Relationships		Windstream (Historical, as Adjusted)
Assets:
Current assets:
Cash and cash equivalents	$96,393	$-		$96,393
Restricted cash and cash equivalents	5,325	-		5,325
Accounts receivable, net	335,462	(9,392)	4B	325,932
		(138)	4C
Inventories	168,607	-		168,607
Prepaid expenses	146,669	(347)	4C	146,322
Other current assets	186,809	-		186,809
Total current assets	939,265	(9,877)		929,388
Property, plant and equipment, net	3,795,436	(274,900)	4A	3,504,460
		(16,076)	4B
Intangible assets, net	263,009	-		263,009
Operating lease right-of-use assets, net	3,511,903	(3,175,707)	4A	335,998
		(198)	4C
Other assets, net	91,041	(1,033)	4C	90,008
Total Assets	$8,600,654	$(3,477,791)		$5,122,863
Liabilities:
Current liabilities:
Accounts payable	$153,153	$(2,030)	4B	$149,745
		(1,378)	4C
Accrued taxes	64,382	-		64,382
Advance payments	142,707	(3,215)	4B	139,492
Accrued interest payable	41,947	-		41,947
Current portion of long-term debt	7,500	-		7,500
Current portion of operating lease liabilities	478,218	(383,373)	4A	94,814
		(31)	4C
Other current liabilities	356,611	(151)	4B	356,460
Total current liabilities	1,244,518	(390,178)		854,340
Deferred income taxes	195,742	-		195,742
Operating lease liabilities	3,294,583	(3,052,410)	4A	242,005
		(168)	4C
Notes and other debt, net	2,319,342	-		2,319,342
Other liabilities	418,600	(36,838)	4B	381,762
Total Liabilities	7,472,785	(3,479,594)		3,993,191
Shareholders' Equity:
Common units	1,463,002	-		1,463,002
Additional paid-in capital	8,293	-		8,293
Accumulated other comprehensive income/(loss)	19,691	-		19,691
Accumulated deficit	(363,117)	1,803	4D	(361,314)
Total Shareholders’ Equity	1,127,869	1,803		1,129,672
Total Liabilities and Shareholders' Equity	$8,600,654	$(3,477,791)		$5,122,863

Presented below are the adjustments made to Windstream’s statement of income for the six months ended June 30, 2024 to present Windstream’s historical balances adjusted for the elimination of pre-existing relationship balances with Uniti:

(in thousands)	Windstream (Historical)	Adjustments to Eliminate Balances from Pre-Existing Relationships		Windstream (Historical, as Adjusted)
Revenues
Service and other revenues	$1,892,391	$(1,081)	4BB	$1,888,364
		(2,946)	4CC
Sales revenues	34,498	-		34,498
Total revenue	1,926,889	(4,027)		1,922,862

Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	1,164,732	(346,181)	4AA	818,317
		(234)	4CC
Cost of sales	25,087	-		25,087
General and administrative expense	351,738	-		351,738
Depreciation and amortization	408,524	-		408,524
Net (gain) loss on asset retirements and dispositions	(31,399)	37,652	4AA	6,253
Gain on sale of operating assets	(103,237)	-		(103,237)
Total operating expenses	1,815,445	(308,763)		1,506,682
Operating income	111,444	304,736		416,180
Interest expense, net	(106,380)	-		(106,380)
Other income, net	1,502	-		1,502
Income before income taxes	6,566	304,736		311,302
Income tax expense	6,825	76,184		83,009
Net (loss) income	$(259)	$228,552		$228,293

Presented below are the adjustments made to Windstream’s statement of income for the year ended December 31, 2023 to present Windstream’s historical balances adjusted for the elimination of pre-existing relationship balances with Uniti:

(in thousands)	Windstream (Historical)	Adjustments to Eliminate Balances from Pre-Existing Relationships		Windstream (Historical, as Adjusted)
Revenues
Service and other revenues	$3,947,975	$(3,023)	4BB	$3,943,284
		(1,668)	4CC
Sales revenues	38,709	-		38,709
Total revenue	3,986,684	(4,691)		3,981,993

Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	2,457,934	(677,108)	4AA	1,779,712
		(1,114)	4CC
Cost of sales	40,381	-		40,381
General and administrative expense	747,249	-		747,249
Depreciation and amortization	790,751	-		790,751
Net (gain) loss on asset retirements and dispositions	(1,780)	26,975	4AA	25,195
Total operating expenses	4,034,535	(651,247)		3,383,288
Operating (loss) income	(47,851)	646,556		598,705
Interest expense, net	(209,560)	-		(209,560)
Other expense, net	(13,813)	-		(13,813)
(Loss) income before income taxes	(271,224)	646,556		375,332
Income tax (benefit) expense	(61,399)	161,639		100,240
Net (loss) income	$(209,825)	$484,917		$275,092

Adjustments to Windstream’s Historical Financial Information

A/AA.	Represents the elimination of the pre-existing relationship related to the Windstream Leases.

B/BB.	Represents the elimination of the pre-existing relationship related to the Asset Purchase Agreement.

C/CC.	Represents the elimination of the pre-existing relationship related to other immaterial agreements between Uniti and Windstream.

D.	Represents the net impact to accumulated deficit related to the elimination of pre-existing relationships between Uniti and Windstream in Note 4A, Note 4B, and Note 4C above.

Note 5. Accounting Policies and Reclassifications

As part of the preparation of these unaudited pro forma condensed combined financial statements, Uniti’s management performed a preliminary accounting policy comparison between Uniti and Windstream, and no material differences in policies were noted. Upon the Closing, New Uniti’s management will perform a comprehensive review of Uniti and Windstream’s accounting policies. As a result of the review, New Uniti’s management may identify additional differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Uniti.

As part of the preparation of these unaudited pro forma condensed combined financial statements, the following reclassifications were made to align Windstream’s financial statement presentation to New Uniti’s expected financial statement presentation:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Represents the reclassification of Windstream’s deferred revenue from Advance payments and Other liabilities to Deferred revenue and Long-term deferred revenue, respectively.

B.	Represents the reclassification of Windstream’s finance lease liabilities from Other current liabilities and Other liabilities to Current portion of finance lease obligations and Finance lease obligations, respectively.

Note 6. Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2024 are as follows:

A.	Represents the settlement and extinguishment of historical noncontrolling interest operating partnership units and noncontrolling interest preferred stock, respectively, as part of the pre-Closing Uniti restructuring.

B.	Represents an adjustment to record Uniti’s estimated to-be incurred transaction costs related to the Transactions for banker fees, legal fees, advisory services, and accounting and other professional fees.

C.	Represents an adjustment to record Windstream’s estimated to-be incurred transaction costs related to the Transactions for banker fees, legal fees, advisory services, and accounting and other professional fees.

D.	Represents the estimated total merger consideration of $1,515.9 million, consisting of (i) issuance of approximately 90.0 million shares of New Uniti Common Stock with an estimated fair value of $639.0 million, (ii) issuance of approximately 0.6 million shares of New Uniti Preferred Stock with an estimated fair value of $506.4 million, (iii) issuance of approximately 18.0 million New Uniti Warrants with an estimated fair value of $127.4 million, and (iv) cash consideration of $429.0 million, offset by $185.9 million related to the settlement of pre-existing relationships between Uniti and Windstream,. The New Uniti Preferred Stock and New Uniti Warrants have been recognized as equity instruments upon consummation of the Transactions.

The adjustments related to the estimated total merger consideration include the following, as described in Note 2:

(in thousands)
Estimated fair value of New Uniti Common Stock to be issued
Common stock	$9
Additional paid-in capital	638,988
Estimated fair value of New Uniti Preferred Stock to be issued
Preferred stock	1
Additional paid-in capital	506,390
Estimated fair value of New Uniti Warrants to be issued
Additional paid-in capital	127,364
Estimated cash consideration
Cash (1)	(243,110)

(1)	The effective settlement of pre-existing relationships between Uniti and Windstream are recognized and accounted for separately from the Merger. For the purposes of preparing the pro forma financial information, it is assumed that the amounts related to the effective settlement of pre-existing relationships, which are not part of the Merger consideration transferred for Windstream, will be settled in cash. Accordingly, the estimated cash consideration of $429.0 million is reduced by $185.9 million related to the settlement. Refer to Note 7 for further details.

E.	Represents the fair value adjustment of $445.9 million to Windstream’s property, plant, and equipment in connection with the application of the acquisition method of accounting, as discussed in Note 2 above.

F.	Represents the fair value adjustment of $751.3 million to Windstream’s intangible assets in connection with the application of the acquisition method of accounting, as discussed in Note 2 above.

G.	Represents the fair value adjustment of $37.1 million to Windstream’s debt assumed in connection with the application of the acquisition method of accounting, as discussed in Note 2 above. This includes the elimination of historical Windstream's unamortized debt issuance costs and discount balances associated with the assumed Windstream debt. The fair value adjustments included adjustments to current debt, long-term debt, and unamortized debt issuance costs capitalized in assets.

H.	Represents the adjustment of $1.7 million to Windstream’s operating right-of-use assets in connection with the application of the acquisition method of accounting, as discussed in Note 2 above.

I.	Represents the elimination of $104.0 million of Windstream’s historical deferred commissions and deferred costs to fulfill in connection with the application of the acquisition method of accounting.

J.	Represents the preliminary estimate of goodwill of $332.4 million. The adjustment to goodwill reflects the excess of consideration transferred, as discussed in Note 6D, over the assets acquired and liabilities assumed of Windstream based upon preliminary estimated fair values. The preliminary estimate of goodwill is directly affected by the related pro forma adjustments discussed in Note 6E – 6I, 6K and 6L.

K.	Represents the deferred tax impact of $136.6 million associated with the adjustments to Windstream assumed net assets including incremental differences in book and tax basis created from the preliminary purchase price allocation resulting from the step up in fair value of Windstream net assets. The deferred tax balance is offset by the netting of Uniti historical deferred tax asset. Deferred taxes are determined using a blended statutory tax rate based on jurisdictions where income is generated. The effective tax rate of the combined company following the Transactions could be significantly different depending on post-acquisition activities, including the geographical mix of income. This determination is preliminary and subject to change based upon the final determination of the fair value on the date of Closing.

L.	Represents the elimination of $1,083.2 million of Windstream’s historical equity balances, adjusted for Windstream’s estimated to-be incurred transaction costs, as discussed in Note 6C above.

M.	Represents the exchange of Uniti Common Stock for New Uniti Common Stock.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

The pro forma adjustments included in the unaudited pro forma condensed statements of income for the six months ended June 30, 2024 and year ended December 31, 2023 are as follows:

AA.	Represents the adjustment to remove allocation of historical net income attributed to noncontrolling interest and to remove dividends declared on Uniti’s historical convertible preferred stock as part of the pre-Closing Uniti restructuring, as described in Note 6A above.

BB.	Represents the total estimated to-be incurred transaction costs for Uniti to be recognized in the statement of income for the year ended December 31, 2023, as discussed in Note 6B above. This is a non-recurring item.

CC.	Represents an adjustment to depreciation expense related to property, plant and equipment acquired, as described in Note 6E above, based on the estimated useful lives.

DD.	Represents an adjustment to amortization expense related to intangible assets acquired, as described in Note 6F above, based on the estimated useful lives.

EE.	Represents an adjustment to interest expense recorded to amortize the fair value adjustment to assumed debt, as described in Note 6G above, over the remaining life of the debt instruments.

FF.	Represents an adjustment to operating lease expense as a result of the adjustment to assumed right-of-use asset, as described in Note 6H above.

GG.	Represents the reversal of historical amortization expense related to the elimination of deferred commission and deferred costs to fulfill, as discussed in Note 6I above, which do not qualify for separate asset recognition by Uniti. The fair value of the customer relationship asset and related amortization expense contemplate the value of the acquired contracts, as described in Note 6F and Note 6DD above, respectively.

HH.	Represents the recognition of stock-based compensation expense related to the Uniti Special Restricted Stock Awards issued as part of the Special Equity Grants. Fair value of Uniti Special Restricted Stock Awards is estimated using the Uniti Common Stock price as of the grant date.

II.	Represents the allocation of net income attributable to participating securities. Uniti Restricted Stock Awards are considered participating securities as they receive non-forfeitable rights to dividends at the same rate as Uniti Common Stock.

JJ.	Represents the dividends accumulated plus accretion of the carrying value on New Uniti Preferred Stock, in accordance with the underlying terms.

KK.	Represents the income statement impact to tax from the adjustments. A blended statutory tax rate of 25% was utilized for all adjustments. The blended statutory tax rate is based on the jurisdictions in which the assets are located and is not necessarily indicative of the effective tax rate of New Uniti following the Transactions, which could be significantly different depending on post-acquisition activities, including the geographical mix of income.

Note 7. Settlement of Pre-Existing Relationships Adjustments

As discussed in Note 1, prior to the contemplated Transactions, Uniti and Windstream had several pre-existing relationships, which primarily relate to (i) the Windstream Leases, (ii) the Asset Purchase Agreement, (iii) the Settlement Agreement, and (iv) various other leasing and supplier arrangements between Uniti and Windstream.

The Transactions in effect settles the pre-existing relationships between Uniti and Windstream. In accordance with ASC 805, Uniti would recognize a gain or loss, measured as the lower of the amount by which the contract is favorable or unfavorable from the perspective of Uniti or the amount of the stated settlement provisions, offset by any previously recognized amounts.

The settlement amounts and related gain or loss for the effective settlement of pre-existing relationships between Uniti and Windstream as of June 30, 2024 are as follows:

in thousands	Estimated settlement (4)	Previously recognized net assets (liabilities)	Net gain (loss) (5)
Windstream Leases (1)	$-	$(845,272)	$845,272
Asset Purchase Agreement (2)	(64,000)	(148,091)	84,091
Settlement Agreement (3)	(118,232)	(118,232)	-
Other leasing and supplier agreements (3)	(3,658)	(3,658)	-
Total	$(185,890)	$(1,115,253)	$929,363

(1)	The Windstream Leases have no stated settlement terms, and the contracts are not cancelable. Further, the Windstream Leases were deemed at-market.
(2)	The estimated settlement for the Asset Purchase Agreement is measured at the amount by which the contract is unfavorable from the perspective of Uniti based on the estimated remaining value of the upfront payment of the indefeasible right of use contract.
(3)	The Settlement Agreement and other leasing and supplier agreements were assessed to be at-market and the estimated settlement amounts were determined to be materially consistent with the previously recorded amounts.
(4)	Represents the amounts related to the effective settlement of pre-existing relationships, which are not part of the Merger consideration transferred for Windstream. For the purposes of preparing the pro forma financial information, it is assumed that the amounts related to the effective settlement of pre-existing relationships will be settled in cash. Accordingly, the total estimated settlement amount reduces the estimated cash consideration as discussed in Note 6D.
(5)	The net gain is reflected in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023. This is a non-recurring item.

Uniti’s previously recognized amounts related to the pre-existing relationship balances with Windstream is $1,115.3 million. Presented below are adjustments to eliminate the previously recognized amounts from the respective financial statement line items on Uniti’s historical balance sheet as of June 30, 2024:

in thousands	Windstream Leases	Asset Purchase Agreement	Settlement Agreement	Other leasing and supplier agreements	Total
Accounts receivable, net	$-	$(3,245)	$-	$(768)	$(4,013)
Other current assets	4,784	-	-	(140)	4,644
Operating lease right-of-use assets, net	-	-	-	(13,151)	(13,151)
Other assets, net	(94,637)	-	-	(845)	(95,482)
Total Assets	(89,853)	(3,245)	-	(14,904)	(108,002)
Accounts payable	-	-	-	(249)	(249)
Current portion of operating lease liabilities	-	-	-	(252)	(252)
Deferred Revenue	(48,833)	(1,616)	-	(622)	(51,071)
Other current liabilities	-	(6,720)	-	(609)	(7,329)
Long-term deferred revenue	(886,292)	-	-	(8,355)	(894,647)
Intangible Liability	-	(143,000)	-	-	(143,000)
Settlement payable	-	-	(118,232)	-	(118,232)
Operating lease liability	-	-	-	(8,475)	(8,475)
Total Liabilities	(935,125)	(151,336)	(118,232)	(18,562)	(1,223,255)
Net assets (liabilities)	$(845,272)	$(148,091)	$(118,232)	$(3,658)	$(1,115,253)

Presented below are adjustments to eliminate previously recognized amounts on Uniti’s historical statement of income for the six months ended June 30, 2024 related to the pre-existing relationship balances with Windstream:

in thousands	Windstream Leases	Asset Purchase Agreement	Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$(395,783)	$(7,614)	$-	$(2,171)	$(405,568)
Cost of services and other revenues	-	-	-	(4,727)	(4,727)
Interest expense, net	-	-	(3,660)	-	(3,660)

Presented below are adjustments to eliminate previously recognized amounts on Uniti’s historical statement of income for the year ended December 31, 2023 related to the pre-existing relationship balances with Windstream:

in thousands	Windstream Leases	Asset Purchase Agreement	Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$(774,511)	$(12,410)	$-	$(4,489)	$(791,410)
Cost of services and other revenues	-	-	-	(7,734)	(7,734)
General and administrative expense	-	-	-	(161)	(161)
Interest expense, net	-	-	(10,506)	-	(10,506)
Other (expense) income, net (1)	845,272	84,091	-	-	929,363

(1) Represents the net gain calculated on the settlement of pre-existing relationships which is reflected in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023. This is a non-recurring item.

Refer to Note 4 for the elimination of previously recognized amounts on Windstream’s historical balance sheet and statements of income related to the pre-existing relationship balances with Uniti.

Note 8. Financing Adjustments

As described above, on May 17, 2024, Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028 and intends to use the proceeds to fund a portion of the Closing Cash Payment. For the purposes of the pro forma financial information, it is assumed that Uniti will fund a portion of the Closing Cash Payment by borrowing on its Revolving Credit Facility in the amount of $220.0 million. The following financing adjustments were made to the unaudited pro forma condensed combined financial statements:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Represents proceeds from Uniti’s assumed draw of $220.0 million on its Revolving Credit Facility due 2027 to fund a portion of the Closing Cash Payment.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

AA.	Represents estimated interest expense on Uniti’s assumed $220.0 million draw on the Revolving Credit facility due 2027. The interest rate assumed for the purposes of preparing this pro forma financial information is 9.471%, which represents the 1-month Term SOFR reference rate as of August 27, 2024, plus a margin per the terms of the Revolving Credit Facility.

As the Revolving Credit Facility is variable rate, a change of 12.5 basis points to the interest rate would change interest expense by approximately +/- $0.1 million for the six months ended June 30, 2024 and +/- $0.3 million for the year ended December 31, 2023.

BB.	Represents estimated interest expense on Uniti’s $300.0 million new secured notes due 2028, based on the stated interest rate of 10.5%, including the amortization of debt issuance costs and premium.

Note 9. Earnings (Loss) per Share

A.	As a result of the Merger, each issued and outstanding share of Uniti Common Stock will be converted into a number of shares of New Uniti Common Stock equal to the Exchange Ratio, which is calculated to be approximately 0.6197 as of July 25, 2024. Accordingly, each outstanding share of Uniti Common Stock at the Effective Time would be converted into approximately 0.6197 shares of New Uniti Common Stock, resulting in a reverse stock split to Uniti shareholders.

The table below gives pro forma effect of this reverse stock split to Uniti’s historical earnings (loss) per share (“EPS”) information by retroactively applying the Exchange Ratio to Uniti’s historical weighted average shares outstanding:

in thousands, except per share data
Numerator:	For the six months ended June 30, 2024	For the year ended December 31, 2023
Historical Uniti net income (loss) attributable to common shares	58,438	(82,940)

Denominator:
Historical Uniti weighted average shares outstanding	237,121	236,401

Exchange Ratio*	0.6197	0.6197

Pro forma Uniti weighted average shares outstanding (converted to New Uniti Common Stock)	146,944	146,498

Pro forma net income per share attributable to common stock:
Basic	$0.40	$(0.57)
Diluted	$0.40	$(0.57)

* The Exchange Ratio, as defined in the Merger Agreement, is calculated as of July 25, 2024 and is subject to adjustments based on shares outstanding at the Closing.

B.	Represents pro forma EPS calculated using the Uniti historical weighted average shares outstanding and the issuance of additional shares in connection with the Transactions. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Merger and other Transactions have been outstanding for the entire periods presented.

in thousands, except per share data
Basic - Numerator:	For the six months ended June 30, 2024	For the year ended December 31, 2023
Pro forma net income attributable to common shares	123,499	487,608
Total	$123,499	$487,608
Basic - Denominator:
Historical Uniti weighted average shares outstanding (basic) (converted to New Uniti Common Stock) (1)	146,944	146,498
Shares issued to historical Uniti operating unit holders pursuant to the pre-Closing Uniti restructuring	23	23
Shares of New Uniti Common Stock to be issued to Windstream equityholders	89,997	89,997
New Uniti Warrants to be issued per the Merger Agreement (2)	17,963	17,963
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	788	201
Total	255,715	254,682
Diluted - Numerator:
Pro forma net income attributable to common shares	123,499	487,608
Plus: adjustment for participating securities' share in earnings	(473)	1,159
Plus: adjustment for New Uniti Preferred Stock dividends (5)	-	69,888
Plus: adjustment for assumed conversion of historical Uniti 2027 convertible notes and exchangeable notes	13,900	23,090
Total	$136,926	$581,745
Diluted - Denominator: (3)
Historical Uniti weighted average shares outstanding (diluted) (converted to New Uniti Common Stock) (1)(4)	180,451	179,776
Shares issued to historical Uniti operating unit holders pursuant to the pre-Closing Uniti restructuring	23	23
Shares of New Uniti Common Stock to be issued to Windstream equityholders	89,997	89,997
New Uniti Warrants to be issued per the Merger Agreement	17,963	17,963
Additional shares from assumed conversion of New Uniti Preferred Stock to be issued per the Merger Agreement (converted to New Uniti Common Stock) (5)	-	80,984
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	788	201
Total	289,222	368,944
Pro forma net income per share attributable to common stock:
Basic	$0.48	$1.91
Diluted (6)	$0.47	$1.58

(1)	Historical Uniti weighted average shares outstanding are converted into New Uniti Common Stock by applying the Exchange Ratio. Refer to Note 9A for discussions on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share.
(2)	In accordance with ASC Topic 260, Earnings Per Share, shares issuable for little to no consideration should be included in the number of outstanding shares used for basic EPS. The New Uniti Warrants, which are considered participating securities, are penny warrants and therefore are included in the denominator of basic EPS.
(3)	To determine the dilutive impact, Uniti applied the if-converted method for Uniti’s historical exchangeable notes and 2027 convertible notes and the New Uniti Preferred Stock, and applied the two-class method for the participating Uniti Special Restricted Stock Awards as it was more dilutive than the treasury stock method.
(4)	For the year ended December 31, 2023, the historical Uniti weighted average shares outstanding was further adjusted to include the dilutive effect of Uniti’s historical exchangeable notes and 2027 convertible notes. The potential common shares related to Uniti’s historical exchangeable notes and 2027 convertible notes were historically excluded from the computation of earnings per share as their effect would have been antidilutive.
(5)	For the six months ended June 30, 2024, New Uniti Preferred Stock to be issued per the Merger Agreement, which is redeemable for New Uniti Common Stock, was excluded from the computation of diluted EPS as the effect would have been anti-dilutive. For the year ended December 31, 2023, New Uniti Preferred Stock was included in the computation of diluted EPS as the effect was dilutive.
(6)	For the six months ended June 30, 2024, there were no antidilutive securities excluded from the computation of diluted EPS other than the New Uniti Preferred Stock described above. For the year ended December 31, 2023, there were no antidilutive securities which were excluded from diluted EPS.